Exhibit 99.1

PRESS RELEASE

For more information, contact:

Paul B. Toms Jr.

Chairman, Chief Executive Officer and President

Phone: (276) 632-2133, or

E. Larry Ryder, Executive Vice President & Chief Financial Officer

Phone: (276) 632-2133, or

Kim D. Shaver

Vice President, Marketing Communications

Phone: (336) 454-7088.

Hooker Furniture Reports Reduced Sales, Earnings for 2008 First Quarter

Martinsville, Va., June 6, 2007 –Hooker Furniture Corporation (NASDAQ-GS: HOFT) today reported net sales of $77.3 million and net income of $4.3 million, or $0.33 per share, for the quarter ended April 29, 2007.

Due to a change in Hooker Furniture’s fiscal year, the Company’s 2008 fiscal year began January 29, 2007 and will end February 3, 2008. The Company will compare its operating results for the thirteen-week first quarter of fiscal year 2008 with the 2006 three-month second quarter that ended May 31, 2006 (the “2006 quarter”).

First quarter 2008 net sales of $77.3 million decreased $13.4 million, or 14.8%, compared to the 2006 quarter net sales of $90.7 million. Based on actual shipping days in each period, average daily net sales declined 13.4% to $1.2 million per day during the 64 operating days in the 2008 first quarter compared to $1.4 million per day during the 65 operating days in the 2006 quarter.

2008 first quarter net income of $4.3 million decreased $1.5 million, or 26.5%, compared to the 2006 quarter net income of $5.8 million. Earnings per share of $0.33 decreased $0.16, or 32.7%, when compared to the 2006 quarter earnings per share of $0.49. Contributing to the decrease in earnings per share was a net increase of 1.2 million shares primarily resulting from the termination of the Company’s Employee Stock Ownership Plan in January 2007, partially offset by stock repurchased since February 2007.

“We knew that the top line would be our biggest challenge this quarter because of continuing weakness at retail,” said Paul B. Toms Jr., chairman, chief executive officer and president. “Even though the sales slump is industry-wide, our double-digit decrease in revenues is greater than anticipated and disappointing. While we are on track with many of our operational improvements and cost-cutting goals, the resulting savings were not apparent due to lower than expected sales volume.”

Toms added that Hooker continues to make progress in “positioning the Company to be more profitable even in a flat sales environment. Our cost structure improvements are underway and should be more evident in the second half of the year.”

Operating income for the first quarter 2008 was $6.2 million, or 8.0% of net sales. This compares to operating income of $9.4 million, or 10.3% of net sales in the 2006 quarter. “The fact that we were down nearly 15% in net sales and were still able to achieve a respectable 8% operating margin is evidence of the costs we’ve taken out of the business,” Toms said.

Operating margin was favorably impacted by the elimination of non-cash ESOP cost resulting from the January 2007 termination of that benefit plan and decreases in temporary warehousing and storage costs for imported wood furniture products. However, these cost improvements were not sufficient to offset the larger than expected decline in year-over-year net sales for two primary reasons:

1.	Production costs increased as a percentage of sales for domestically produced wood and upholstered furniture principally due to lower production levels and higher production costs incurred in connection with closing the Martinsville wood furniture manufacturing facility.

2.	Although selling and administrative expenses declined during the 2008 fiscal first quarter compared to the 2006 period, these expenses increased as a percentage of net sales to 20.7% compared to 19.1% in the prior year period.

Reflecting its cost-cutting efforts, Hooker reduced selling and administrative expenses by 7.6% to $16.0 million in the fiscal year 2008 first quarter from $17.3 million in the 2006 second quarter. The reduction resulted from lower selling expenses, principally advertising and lower warehousing and distribution costs.

“We are gratified by continuing reductions in our inventories and our strong cash position,” said Toms. At the end of the fiscal 2008 first quarter inventories, which includes $4.8 million from the Sam Moore acquisition, were $54.6 million, a 13.1% decrease from $62.8 million at the end of the two-month transition period ended January 28, 2007, a 19.9% decrease from $68.1 million at November 30, 2006 and a 34% decrease from $83.1 million at the end of the 2006 quarter.

During the 2008 first quarter, the Company generated $19.6 million in cash flow from operations benefited by the “sell-down” in inventories. Operating cash flow during the current year quarter principally funded the acquisition of Sam Moore ($10.2 million), common stock repurchases ($7.3 million), dividends, capital expenditures and debt repayments. Cash and cash equivalents were $46.7 million at the end of the 2008 first quarter. That cash position represents a 46.5% increase from $31.9 million at the 2006 fiscal year-end on November 30, and a 269% increase when compared to the cash position of $12.6 million at the end of the 2006 quarter.

Business Outlook

“We expect sluggish retail conditions to continue at least through the summer months,” Toms said. “We’re in the challenging position of needing to replace revenues lost from domestically produced wood furniture sales from last year, due to the closing of our domestic wood furniture plants, in a very difficult retail environment. However, upholstery sales from Sam Moore will begin to replace sales levels lost by our exit from domestic wood manufacturing. We expect that profitability for fiscal 2008 should improve even in the face of weak business due to the cost-cutting measures the Company has implemented and the continued progress in managing our supply chain, warehousing and distribution operations. In addition, a number of expenses that occurred in the second half of the previous year have been eliminated and are not expected to recur in 2008, including restructuring costs, early retirement costs and non-cash ESOP cost.”

Announcements

On April 28, 2007, the Company completed its acquisition of the assets of Bedford, Virginia-based Sam Moore Furniture Industries, Inc., from La-Z-Boy Incorporated. The Company will operate the upholstery business as Sam Moore Furniture LLC and continue to specialize in upscale occasional chairs with an emphasis on fabric-to-frame customization in the upper-medium to high-end price niches. The Company acquired the Sam Moore operation for an aggregate purchase price of $12.1 million, consisting of $9.5 million in cash (net of cash acquired), $1.5 million in assumed liabilities, subject to a post closing net working capital adjustment expected to be approximately $379,000 and acquisition-related fees of $715,000.

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Also, in March 2008, Hooker completed the closing of its Martinsville, Va. wood furniture manufacturing facility, marking the Company’s exit from domestic wood furniture manufacturing.

In its meeting today, the Board of Directors announced that it has authorized a $10 million increase in the Company’s stock repurchase program, bringing the total amount authorized for repurchase of the Company’s common stock to $30 million. “The Board’s actions demonstrate its continued confidence in the Company’s strategy, growth opportunities and financial strength,” said Toms. “We see the purchase of Hooker’s shares as a wise use of the Company’s cash and a way to enhance shareholder value.” From February 7, 2007, when the Board of Directors authorized up to $20 million for the repurchase of the Company’s common stock, through April 29, 2007, the Company has repurchased approximately 349,000 shares of Company common stock at a total cost of approximately $7.3 million or an average of $20.77 per share under the authorization.

Also at today’s meeting, the Company’s Board of Directors declared a quarterly cash dividend of $0.10 per share, payable on August 31, 2007 to shareholders of record August 15, 2007.

Conference Call Details

Hooker Furniture will present its results for its fiscal 2008 first quarter via teleconference and live internet web cast on Thursday morning June 7, 2007 at 9:00 AM Eastern Daylight Time. The dial in number for domestic callers is (866) 409-1556, and (913) 312-1236 is the number for international callers. The call will be simultaneously web cast and archived for replay on the Company’s web site at www.hookerfurniture.com in the Investor Relations section.

Ranked among the nation’s top 10 largest publicly traded furniture sources based on 2006 shipments to U.S. retailers, Hooker Furniture is an 83-year old residential wood, metal and upholstered furniture resource. The Company’s principal customers are home furnishings retailers who are broadly dispersed throughout North America. Major wood furniture product categories include home entertainment, home office, accent, dining, bedroom and bath furniture. Hooker’s residential upholstered seating companies include Cherryville, N.C.-based Bradington-Young, a specialist in upscale motion and stationary leather furniture, and Bedford, Va.-based Sam Moore Furniture, a specialist in upscale occasional chairs with an emphasis on fabric-to-frame customization. Please visit our websites at www.hookerfurniture.com, www.bradington-young.com and www.sammoore.com.

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: whether the Company will successfully integrate Sam Moore’s business operations; price competition in the furniture industry; adverse political acts or developments in, or affecting, the international markets from which the Company imports products, including duties or tariffs imposed on products imported by the Company; changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of the Company’s imported products; achieving and managing growth and change, and the risks associated with acquisitions, restructurings, strategic alliances and international operations; general economic or business conditions, both domestically and internationally; the cyclical nature of the furniture industry; risks associated with the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; risks associated with domestic manufacturing operations, including fluctuations in the prices of key raw materials, transportation, and warehousing costs, domestic labor costs and environmental compliance and remediation costs; supply, transportation and distribution disruptions, particularly those affecting imported products; risks associated with distribution through retailers, such as non-binding dealership arrangements; capital requirements and costs; and competition from non-traditional outlets, such as catalogs, internet and home improvement centers.

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Table I

HOOKER FURNITURE CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Thirteen Weeks Ended April 29, 2007	Three Months Ended May 31, 2006
Net sales	$77,294	$90,694
Cost of sales	55,216	63,888

Gross profit	22,078	26,806
Selling and administrative expenses	16,001	17,326
Restructuring and asset impairment (credits) charges (a)(b)	(129)	120

Operating income	6,206	9,360
Other income, net	533	123

Income before income taxes	6,739	9,483
Income taxes	2,453	3,651

Net income	$4,286	$5,832

Earnings per share:
Basic and diluted	$0.33	$0.49

Weighted average shares outstanding:
Basic	13,172	11,928

Diluted	13,173	11,928

(a)	During the fiscal year 2008 first quarter, the Company recorded a credit of $129,000 ($80,000 after tax, or $0.01 per share) principally for previously accrued healthcare benefits for the Pleasant Garden, N.C. facility that will not be paid.

(b)	In the 2006 second quarter, the Company recorded $120,000 ($74,000 after tax or $0.01 per share) in restructuring charges related to the planned sale of two showrooms in High Point, N.C. formerly operated by Bradington- Young, partially offset by a restructuring credit related to the closing and final sale of its Pleasant Garden, N.C. wood furniture facility. Prior to the Spring 2006 International Home Furnishings Market, the Company moved its Bradington-Young showroom into space near the Company’s wood furniture showroom in High Point, N.C. In connection with the relocation, the Company decided to sell two showrooms formerly operated by Bradington- Young in High Point, N.C. and recorded an asset impairment charge of $140,000 to write down one of these showrooms to estimated market value less cost to sell.

Table II

HOOKER FURNITURE CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands, including share data)

	April 29, 2007	November 30, 2006
Assets
Current assets
Cash and cash equivalents	$46,687	$31,864
Trade accounts receivable, less allowance for doubtful accounts of $1,585 and $1,807 on each date	39,180	45,444
Inventories	54,591	68,139
Prepaid expenses and other current assets	3,095	4,357
Assets held for sale	3,396

Total current assets	146,949	149,804
Property, plant and equipment, net	27,970	29,215
Goodwill	2,396	2,396
Intangible assets	4,804	4,415
Cash surrender value of life insurance policies	11,833	11,458
Other assets	4,653	4,011

Total assets	$198,605	$201,299

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$11,958	$11,251
Accrued salaries, wages and benefits	6,556	6,189
Other accrued expenses	6,820	5,879
Current maturities of long-term debt	2,549	2,457

Total current liabilities	27,883	25,776
Long-term debt, excluding current maturities	7,257	8,555
Deferred compensation	4,416	3,924
Other long-term liabilities	1,041	508

Total liabilities	40,597	38,763
Shareholders’ equity
Common stock, no par value, 20,000 shares authorized, 12,921 and 14,429 shares issued and outstanding on each date	20,300	11,154
Unearned ESOP shares, 2,377 shares on November 30, 2006		(14,835)
Retained earnings	137,788	166,326
Accumulated other comprehensive loss	(80)	(109)

Total shareholders’ equity	158,008	162,536

Total liabilities and shareholders’ equity	$198,605	$201,299

Table III

HOOKER FURNITURE CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Thirteen Weeks Ended April 29, 2007	Three Months Ended May 31, 2006
Cash flows from operating activities
Cash received from customers	$79,493	$90,277
Cash paid to suppliers and employees	(56,173)	(97,796)
Income taxes paid, net	(4,098)	(3,789)
Interest received, net	387	120

Net cash provided by (used in) operating activities	19,609	(11,188)

Cash flows from investing activities
Acquisition of Sam Moore Furniture, net of cash required	(10,168)
Purchase of property, plant and equipment	(730)	(1,778)
Proceeds from the sale of property and equipment	88	222

Net cash used in investing activities	(10,810)	(1,556)

Cash flows from financing activities
Purchases and retirement of common stock	(7,261)
Cash dividends paid	(1,327)	(952)
Payments on long-term debt	(609)	(565)

Net cash used in financing activities	(9,197)	(1,517)

Net decrease in cash and cash equivalents	(398)	(14,261)
Cash and cash equivalents at beginning of year	47,085	26,910

Cash and cash equivalents at end of year	$46,687	$12,649

Reconciliation of net income to net cash provided by operating activities
Net income	$4,286	$5,832
Depreciation and amortization	705	1,191
Non-cash ESOP cost		813
Non-cash restricted stock awards	11	5
Restructuring and asset impairment (credits) charges	(129)	120
Loss on disposal of property	9	2
Provision for doubtful accounts	349	207
Deferred income tax expense	777	249
Changes in assets and liabilities, net of effect from acquisition:
Trade accounts receivable	1,868	(757)
Inventories	12,991	(18,556)
Prepaid expenses and other assets	(343)	(400)
Trade accounts payable	996	(1,391)
Accrued salaries, wages and benefits	(653)	1,107
Accrued income taxes	(2,421)	(386)
Other accrued expenses	992	498
Other long-term liabilities	171	278

Net cash provided by (used in) operating activities	$19,609	$(11,188)